UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 28, 2009

DATATRAK International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-33688	34-1685364
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6150 Parkland Boulevard, Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-443-0082

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 28, 2009, the NASDAQ Stock Market, LLC ("NASDAQ") filed with the Securities and Exchange Commission ("SEC") a Form 25-NSE to delist the common shares (the "Common Shares") of DATATRAK International, Inc. (the "Company’) from NASDAQ, which is expected to become effective on August 7, 2009.

As previously reported in our Current Report on Form 8-K filed with the SEC on June 4, 2009, the Company received notice on June 2, 2009 that the NASDAQ Hearings Panel (the "Panel") had determined to delist the Common Shares from NASDAQ.

On August 18, 2008, the Company received a notice (the "Stockholders’ Equity Notice") from NASDAQ indicating the Company was not in compliance with Marketplace Rule 4310(c)(3) (the "Minimum Equity Rule") for continued listing on NASDAQ, which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. NASDAQ requested that the Company submit a plan to regain compliance under the Minimum Equity Rule on or before September 3, 2008. In response to NASDAQ’s request, the Company submitted a proposal to NASDAQ outlining its plan to achieve and sustain compliance with the Minimum Equity Rule, and requested an extension of time in order to execute its proposal. On December 2, 2008, the Company received a letter from NASDAQ denying the Company’s request for additional time to regain compliance with the Minimum Equity Rule. NASDAQ’s letter further stated that unless the Company appealed NASDAQ’s determination, the Common Shares would be suspended from trading on NASDAQ at the opening of business on December 11, 2008, and a Form 25-NSE would be filed with the SEC removing the Common Shares from listing on NASDAQ. On December 9, 2008, the Company filed a request for a hearing in front of the Panel to appeal NASDAQ’s determination pursuant to the procedures set forth in Marketplace Rule 4800 Series. The Company’s request stayed the suspension of the Common Shares, as well as the filing of the Form 25-NSE, pending the Panel’s decision. On January 8, 2009, the Company presented its plan to regain compliance with the Minimum Equity Rule and all other applicable requirements for continued listing on NASDAQ to the Panel, and requested an exception until June 1, 2009 by which date the Company believed that it would have been able to demonstrate such compliance.

The Panel’s decision to delist the Common Shares from NASDAQ was based on its conclusion that the Company had not met the exception requirement and that the Company remained deficient with respect to the Minimum Equity Rule. The Company did not appeal the Panel’s decision, and the Common Shares were suspended from trading on NASDAQ effective at the open of trading on June 4, 2009. Since June 4, 2009, the Common Shares have been quoted on the Pink Sheets Electronic Markets under the symbol DATA.PK.

Item 8.01 Other Events.

On August 3, 2009, the Company announced that the Company intends to file a Certificate and Notice of Termination of Registration on Form 15 with the SEC to effect (i) the voluntary deregistration of the Common Shares and related preferred share purchase rights (collectively, the "Securities") under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) the suspension of its reporting obligations with respect to its Common Shares under Section 15(d) of the Exchange Act. The Company is eligible to deregister because there are fewer than 300 holders of record of its Securities. Upon the filing of the Form 15, the Company’s obligations to file certain reports and forms with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, will immediately be suspended. The Company intends to file the Form 15 as soon as reasonably practicable, subject to satisfaction of certain regulatory requirements, and expects the deregistration of its Securities to become effective 90 days after the filing of the Form 15.

The Company intends to deregister its Securities because the Company believes the incremental cost of compliance with the provisions of the Sarbanes-Oxley Act of 2002 and other public company reporting requirements outweighs any discernable benefit to the Company or its shareholders from continued registration, and that continuing to incur such costs is not in the best interests of the Company or its shareholders. Factors influencing the Company’s decision to deregister its Common Shares include the following:

• the ever increasing accounting, legal and administrative costs of preparing and filing periodic reports and other filings with the SEC relative to the Company’s earnings;
• the amount of time senior management is required to devote to matters related to the Company’s public reporting obligations, compared to time concentrating on the Company’s business; and
• the already limited trading volume and liquidity in the Common Shares.

Upon the effectiveness of the Form 15, the Company will no longer be a SEC reporting company. The Company anticipates that its Common Shares will continue to be quoted on the Pink Sheets Electronic Markets after deregistration, but the Company can make no assurance that any broker will continue to make a market in the Common Shares.

The Company issued a press release today announcing the Company’s intentions to file a Form 15, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release, dated August 3, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATATRAK International, Inc.

August 3, 2009	By:	/s/ Raymond J. Merk

Name: Raymond J. Merk
Title: Vice President of Finance, Chief Financial Officer, Chief Operating Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated August 3, 2009